EXHIBIT 10.1

4101 NW 25th ST, Miami, FL 33142

Tel (888) 798-9100

www.shiftpixy.com

3/7/2024

Patrice Launay

6444 East Spring Street

Long Beach, CA 90818

patricelaunayca@gmail.com

RE: Offer of Employment

Dear Patrice:

ShiftPixy Corporate, Inc. is pleased to offer you the position of Chief Financial Officer. The following provisions outline the terms of our employment offer to you, should you accept.

Your first day of hire will be 03/07/2024.

As Chief Financial Officer, you will be reporting directly to our Chief Executive Officer, Scott Absher. Your home base will be in your remote home office in Long Beach, CA. Your beginning salary will be $29,166.67 per month, paid on a semi-monthly basis ($14,583.33 per pay period.) This is a full-time, exempt position, and you will not be entitled to overtime.

This pay plan may be changed at any time, without notice, at the sole discretion of ShiftPixy Corporate. However, no changes to the pay plan will be effective unless in writing and signed by the President of ShiftPixy Corporate. No oral representation contrary to this pay plan is contractually binding.

Pay Periods at ShiftPixy Corporate are (1) the 1st to the 15th of each month; and (2) the 16th to the last day of each month. Paychecks are provided on the 5th and 20th of each month. If a scheduled payday falls on a weekend or holiday, you will be paid on the last day worked before the weekend or holiday.

After the first 60 days of employment, you will be eligible for paid holidays and paid time off. During your first year of employment, you will accrue 2 weeks of paid time off. The first week can be taken after 6 months of continuous employment.

In addition, you will become eligible for additional employee benefits (unless you waive such benefits) as specified in your employee handbook on the first day of the month following your date of hire. You will be eligible for the standard ShiftPixy Corporate employee benefits, which include: medical, dental, vision, prescription package, long-term disability insurance, group life insurance, and 401(k). ShiftPixy Corporate pays up to $900.00 of your (Base Plan) medical insurance. Any coverage above these amounts will be your responsibility. All plan benefits as offered are subject to the terms, conditions, and limitations of such plans.

Offer of Employment

As a ShiftPixy Corporate employee, you will be required to sign an acknowledgement that you have read and understand the company rules and regulations as described in the company handbook and that you intend to abide by these rules and regulations. You will also be required to sign a confidentiality agreement. You will also be required to submit satisfactory documentation regarding your identification and right to work in the United States no later than three (3) days after your newly assigned position begins.

This offer is contingent on the completion of reference checks, verification of employment information, and background checks including drug, criminal and credit investigations. In this regard, we require that the reference checks, verification of employment information, background checks including drug, criminal and credit investigations are generally positive in substance.

This is a conditional offer based on the assumption that no false information has been disclosed and approval of all background checks including drug, criminal and credit investigations are positive. This offer can be revoked at any time upon receiving information detrimental to the success of this position.

While we want to start out on a positive note, it is important to understand that our company is an “at will” employer. We believe it is also important to be aware that either of us may terminate our employment arrangement at any time. This mutual termination of employment arrangement will supersede all previous written and oral communication with you and can be modified only by written agreement signed by all parties.

If you wish to accept employment with ShiftPixy Corporate under the terms as set forth above, please sign and date this letter and return to me by close of business day Friday, March 9th, 2024.

I look forward to your favorable reply and to a productive and exciting long-term working relationship.

Sincerely,	Approved and Accepted:

/s/ Colby Benbow	/s/ Patrice Launay

Colby Benbow	Patrice Launay
Director of Operations
3/7/2024
Date

Offer of Employment